Exhibit 99.1

DIGITAL REALTY COMPLETES MERGER WITH DUPONT FABROS

Appoints Michael A. Coke and John T. Roberts, Jr. to Board of Directors

Announces Early Results and Settlement of Tender Offer and Consent Solicitation as well as Notices of

Redemption for Senior Notes Issued by DuPont Fabros

SAN FRANCISCO, CA and WASHINGTON, D.C. – September 14, 2017 – Digital Realty (NYSE: DLR), a leading global provider of data center, colocation and interconnection solutions, and DuPont Fabros (NYSE: DFT), a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, multi-tenant data centers, announced today they have completed their previously announced merger in an all-stock transaction with an enterprise value of approximately $7.8 billion.

The addition of DuPont Fabros’ high-quality, purpose-built data center portfolio to Digital Realty’s existing footprint enhances the combined company’s ability to serve its customers in the top U.S. data center metro areas. The merger also provides meaningful customer and geographic diversification for DuPont Fabros shareholders from the combination with Digital Realty’s global platform.

“This highly strategic and complementary transaction further expands our product offering, and solidifies our blue-chip customer base,” said A. William Stein, Digital Realty’s Chief Executive Officer. “This deal is consistent with our investment criteria, and is likewise consistent with our strategy of offering our customers the most comprehensive set of data center solutions, from single-cabinet colocation and interconnection, all the way up to multi-megawatt hyper-scale deployments.”

In conjunction with the merger closing, Digital Realty appointed former DuPont Fabros Board members Michael A. Coke and John T. Roberts, Jr. to Digital Realty’s Board of Directors. Mr. Coke is a highly respected real estate executive, having co-founded Terreno Realty Corporation, a publicly traded U.S. industrial REIT, where he serves as President and as a member of the Board of Directors. Previously, he served as Chief Financial Officer and Executive Vice President for AMB Property Corporation, a global developer and owner of industrial real estate focused on major hub and gateway distribution markets. Mr. Roberts is also a veteran real estate investor, having held various positions at AMB Property Corporation, including President of AMB Capital Partners LLC, a subsidiary of AMB Property Corporation responsible for AMB’s global private capital ventures.

Digital Realty also announced today the early tender results for, and the early settlement of, the previously announced tender offer and consent solicitation for the existing 5.875% senior notes due 2021 issued by DuPont Fabros Technology, L.P.

As of 5:00 p.m. EDT on September 13, 2017, holders of approximately $475 million had validly tendered and delivered their notes and the related consents, which represents approximately 79% of the $600 million aggregate principal amount outstanding. The withdrawal deadline also expired at 5:00 p.m. EDT on September 13, 2017. As a result, notes tendered pursuant to the tender offer can no longer be withdrawn.

The issuer exercised its right to accept and to purchase and pay for the early tender notes. Settlement occurred earlier today, September 14, 2017, immediately following the consummation of the merger. The total consideration paid for each $1,000 principal amount of early tender notes was $1,032.50 (including a $30.00 consent payment), plus accrued and unpaid interest from June 15, 2017 up to, but not including, September 14, 2017.

Having received the requisite consents from the holders of the notes in the tender offer, the issuer and U.S. Bank National Association, as trustee, executed a supplemental indenture amending the indenture relating to the notes. The supplemental indenture eliminates substantially all the restrictive covenants, certain events of default and related provisions contained in the indenture and reduces the notice periods required for redemption of the notes as described in the offer to purchase.

The tender offer will expire at 11:59 p.m. EDT on September 27, 2017 unless extended or terminated earlier by the offeror in its sole discretion. Holders who validly tender their notes after the consent payment deadline, but at or prior to expiration of the tender offer, and whose notes are accepted for purchase, will only be eligible to receive $1,002.50 per $1,000 principal amount of notes tendered, plus accrued and unpaid interest from and including the most recent interest payment date, and up to, but not including the final settlement date, which is expected to be the business day following the expiration of the tender offer. The complete terms and conditions of the tender offer are set forth in the offer documents that were previously sent to holders of the notes.

Immediately following settlement of the purchase of the early tender notes, the issuer issued a notice of redemption for the remaining outstanding principal amount. On September 18, 2017, the issuer expects to redeem the remaining outstanding principal amount at a redemption price equal to 102.938% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date. Holders of the notes may still participate in the tender offer and tender their notes at or prior to the expiration date, even though the issuer has elected to call the remaining outstanding notes for redemption.

On September 14, 2017, the issuer also issued redemption notices for the 5.625% senior notes due 2023 issued by DuPont Fabros Technology, L.P. On October 16, 2017, the issuer expects to redeem 35% of the notes due 2023 at a redemption price equal to 105.625% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date. On October 17, 2017, the issuer expects to redeem the remaining outstanding principal amount of notes due 2023 at a redemption price equal to 100.000% of the aggregate principal amount of the notes to be redeemed, plus a make-whole premium and accrued and unpaid interest up to, but excluding, the redemption date.

Citigroup Global Markets Inc. has been engaged as Dealer Manager and Solicitation Agent for the tender offer. Questions regarding the tender offer should be directed to Citigroup Global Markets Inc. at (212) 723-6106 or (800) 558-3745. Requests for copies of the offer documents or documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation, the Tender Agent and Information Agent for the tender offer, at (866) 924-2200.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, the notes. The tender offer is made solely pursuant to the offer documents. The tender offer is not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders are urged to read the offer documents and related documents carefully before making any decision with respect to the tender offer. Holders of notes must make their own decisions as to whether to tender their notes and provide the related consents. Neither the issuer, Digital Realty, the Dealer Manager and Solicitation Agent, the Information Agent, the Tender Agent or the Trustee makes any recommendations as to whether holders should tender their notes pursuant to the tender offer, and no one has been authorized to make such a recommendation.

About Digital Realty

Digital Realty supports the data center, colocation and interconnection strategies of more than 2,300 firms across its secure, network-rich portfolio of data centers located throughout North America, Europe, Asia and Australia. Digital Realty’s clients include domestic and international companies of all sizes, ranging from financial services, cloud and information technology services, to manufacturing, energy, gaming, life sciences and consumer products. https://www.digitalrealty.com/

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For Additional Information:

Andrew P. Power

Chief Financial Officer

Digital Realty

(415) 738-6500

Investor Relations:

John J. Stewart / Maria S. Lukens

Digital Realty

(415) 738-6500

investorrelations@digitalrealty.com

Media Inquiries:

Scott Lindlaw / Lindsay Andrews

Sard Verbinnen & Co

(415) 618-8750

Digital Realty-SVC@sardverb.com

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the conditions of the tender offer, the merger, certain dates and public announcements or the redemption of the outstanding notes due 2021 or 2023. These risks and uncertainties include, among others, the following: the impact of current global economic, credit and market conditions; current local economic conditions in the metropolitan areas in which we operate; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks related to declining real estate valuations); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or developed properties or businesses; the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical and information security infrastructure or services or availability of power; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development of properties; decreased rental rates, increased operating costs or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and development space; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; the impact of the United Kingdom’s referendum on withdrawal from the European Union on global financial markets and our business; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by Digital Realty with the U.S. Securities and Exchange Commission, including Digital Realty’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017. Digital Realty disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.